EXHIBIT 4.b.1


                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                        RETIREMENT SYSTEM INVESTORS INC.
                                       AND
                      JULIUS BAER INVESTMENT MANAGEMENT LLC


                  THIS AGREEMENT effective as of July 26, 2004, is made and entered into between Retirement System Investors Inc., a Delaware corporation (the "Manager"), having its principal place of business at 317 Madison Avenue New York, NY 10017, and Julius Baer Investment Management LLC, a Delaware limited liability company (the "Sub-Adviser"), having its principal place of business at 330 Madison Avenue, New York, NY 10017.


                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, RSI Retirement Trust ("Trust"), a trust organized and existing pursuant to an Agreement and Declaration of Trust, made as of October 22, 1940, as amended from time to time ("Agreement and Declaration of Trust") provides benefits for the employees (and their beneficiaries) of savings institutions, related organizations and other corporate entities which have established plans of participation and individual retirement accounts ("Unitholders") in the Trust;

                  WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

                  WHEREAS, the Trustees of the Trust ("Trustees") are vested with authority for the management and control of the assets of the Trust in accordance with the provisions of the Agreement and Declaration of Trust and in furtherance of such authority are vested with the power to designate an investment manager or managers (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) to manage (including the power to acquire and dispose of) the assets of any of the Investment Funds (as defined in the Agreement and Declaration of Trust) of the Trust; and

                  WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement dated June 7, 2004, pursuant to which the Manager may designate Sub-Advisers to perform certain investment advisory functions under the supervision of the Manager and the Trustees; and

                  WHEREAS, the Manager wishes to appoint the Sub-Adviser to manage a portion of the assets of the Trust, to act in such capacity in the manner set forth in this Agreement, and


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the Sub-Adviser is willing to act in such capacity in accordance with the provisions of this Agreement;

                  NOW, THEREFORE, the Manager hereby agrees with the Sub-Adviser as follows:
                  1. Appointment of the Sub-Adviser

                  A. The Manager hereby designates, appoints, engages and retains the Sub-Adviser as investment manager of the assets comprising the Investment Fund of the Trust referred to on Schedule A hereto ("Investment Fund") or such portion thereof as shall be designated by the Manager (the "Account").

                  B. The Sub-Adviser hereby accepts appointment to manage the assets of the Account.

                  C. The term of this Agreement shall commence on the effective date stated above for a period of two years and shall continue in effect thereafter from year to year provided that such continuance is specifically approved annually in the manner required by the Act.

                  D. The Manager represents and warrants that (i) it is duly authorized to enter into this Agreement with Sub-Adviser, (ii) that authorizations granted by the Manager to Sub-Adviser do not violate any documents governing the Manager, and (iii) that any notification to Sub-Adviser of any and all changes to the investment objectives or policies, will comply with any laws and regulations applicable to the Manager.

                  E. The Sub-Adviser and Manager understand that the Investment Fund is being managed in a "manager-of-managers" style, and understand and agree that, pursuant to that management style, the Manager will, among other things:
(1) continually evaluate the performance of the Sub-Adviser and any other subadvisers to the Investment Fund through quantitative and qualitative analysis and consultations with the Sub-Adviser and other subadvisers, if any, (2) periodically make recommendations to the Trustees as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (3) periodically report to the Trustees regarding the results of its evaluation and monitoring functions. The Sub-Adviser acknowledges that its services may be modified or terminated pursuant to this process.

                  2. Assets of the Account

                  The Manager shall certify or cause to be certified to the Sub-Adviser the assets comprising the Account as of the commencement of the term of this Agreement. The Manager may add to the Account assets acceptable to the Sub-Adviser or withdraw assets from the Account at any time or from time to time by notification to the Sub-Adviser. The Account shall consist of the assets certified to the Sub-Adviser as aforesaid, or any assets into which the same may be converted from time to time, together with any income therefrom or any other increment thereon and assets added as aforesaid, less assets withdrawn as aforesaid.


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                  3. Investment Powers

                  A. Subject to the provisions of paragraph B of this Section 3, the Sub-Adviser shall have exclusive authority and discretion, subject to and consistent with the investment objectives and policies of the Investment Fund as set forth in the current Prospectus of the Trust delivered to the Sub-Adviser ("Prospectus") and as specified in writing from time to time by the Trustees or the Manager and delivered to the Sub-Adviser, to manage (including the power to acquire and dispose of) the assets of the Account.

                  B. Notwithstanding the provisions of paragraph A of this
Section 3, it is understood and agreed that a portfolio lending agent, other than the Sub-Adviser, may lend securities from the Account and may invest assets of the Account on a temporary basis pending permanent investment or distribution, and the Sub-Adviser shall have no liability or responsibility with respect to the exercise of such authority by such other portfolio lending agent.

                  C. The Sub-Adviser shall consult with the Manager or the Trustees at such times as the Manager or the Trustees shall reasonably request with respect to the overall investment policy of the Account, and with the instructions and directions of the Manager and of the Trustees, co-operate with the Manager's (or its designee's) personnel responsible for monitoring the Investment Fund's compliance with and will conform to and comply with, the requirements of the Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations including, among other things, the preparation and filing of such reports as are, or may in the future be, required by the Securities and Exchange Commission (the "Commission").

                  D. In providing its services, Sub-Adviser may rely on the financial information, governing documents and amendments thereto provided by the Manager to Sub-Adviser without Sub-Adviser having any duty or obligation to investigate the accuracy or completeness of the information, documents or amendments. Sub-Adviser does not guarantee the investment performance of any investment in the Account.

                  E. The Sub-Adviser acknowledges that it may not consult with any other subadviser to the Investment Fund, including any other subadviser that is a principal underwriter or an affiliated person of a principal underwriter, concerning transactions of the Investment Fund in securities or other assets.

                  4. Standard of Care

                  A. The Sub-Adviser shall invest the assets of the Account in the manner provided herein and shall have no duty or responsibility with respect to the diversification of the assets of the Trust, except with respect to the diversification of the assets of the Account as contemplated by the Prospectus.


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                  B. The Sub-Adviser will be under no liability or obligation to anyone with respect to any failure on the part of the Manager or any other investment manager to perform any of their obligations under any agreement affecting the Account or under the terms of this Agreement or for any error or omission whatsoever on the part of the Manager or any other investment manager.

                  C. The Sub-Adviser shall not be liable for the making, retention or sale of any investment or reinvestment made by it as herein provided, nor for any loss to or diminution of the value of the property of the Account; provided, however, that the Sub-Adviser has acted in the premises with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such matters would use in the conduct of any enterprise of a like character and with like aims; provided, further, however, that nothing in this Agreement shall protect the Sub-Adviser against any liability to the Manager, the Trust or Unitholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder. Furthermore, nothing in this Agreement shall be deemed to waive any rights the Manager or the Investment Fund may have against the Sub-Adviser under federal or state securities laws. The Sub-Adviser and the Manager shall indemnify each other, and any affiliated persons, officers, directors and employees, for any liabilities and expenses, including attorneys' fees, which may be sustained as a result of the other party's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the Act and federal and state securities laws.

                  5. General Provisions

                  A. Compensation for the services of the Sub-Adviser will be as set forth in Schedule A hereto.

                  B. The Manager understands that: (i) Sub-Adviser acts as adviser to other clients and may publish or give advice and take action with respect to any other client, which may differ from the timing or nature of any action taken by Sub-Adviser with respect to the Account; (ii) Sub-Adviser will not have any obligation to purchase or sell, or to recommend for purchase or sale, by the Account any securities that Sub-Adviser, its principals, affiliates or employs may purchase or sell for any other client or themselves if, in their reasonable opinion, such transaction appears inadvisable for the Account; and
(iii) transactions in a specific security may not be accomplished for all clients at the same time at the same price.

                  C. With respect to securities in the Account, the Sub-Adviser shall purchase such securities from or through and sell such securities to or through such persons, brokers or dealers as the Sub-Adviser shall deem appropriate to carry out the policy with respect to brokerage as set forth in the Prospectus or as the Manager or the Trustees of the Trust may direct from time to time. In providing the Account with investment supervision, it is recognized that


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the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. The Sub-Adviser shall have discretion to effect investment transactions for the Investment Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Sub-Adviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in
Section 28(e) of the Exchange Act of 1934, as amended (the "Exchange Act"). It is understood that it is desirable for the Trust that the Sub-Adviser have access to supplemental research and security and economic analysis and statistical services and information with respect to the availability of securities or purchasers or sellers of securities provided by brokers and of use to the Trust although such access may require the allocation of brokerage business to brokers who execute transactions at a higher cost to the Trust than other brokers who provide only execution of portfolio transactions, provided that the research, analysis, services and information provided by such brokers, viewed in light of either that particular investment transaction or the overall responsibilities of the Sub-Adviser with respect to the Investment Fund and other accounts as to which it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the Exchange Act), are reasonable in relation to the higher cost. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities with such brokers, subject to review by the Manager from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients.

                     On occasions when the Sub-Adviser deems the purchase or sale of a security or futures contract to be in the best interest of the Investment Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Investment Fund and to such other clients.

                  D. This Agreement shall automatically terminate in the event of its "assignment" (as that term is defined in the Act) or upon termination of the Investment Management Agreement between the Trust and the Manager. The Sub-Adviser agrees that it will promptly notify the Trust and the Manager of the occurrence or anticipated occurrence of any event that would result in the assignment of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the Act) of the Sub-Adviser; provided that the Sub-Adviser need not provide notice of such an anticipated event before the anticipated event is a matter of public record.

                  E. This Agreement may be terminated, without the payment of any penalty, by either party hereto or by the Trust on not more than sixty (60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; any such termination on behalf of the Trust to be pursuant to a vote of the Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Investment Fund.


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                  F. The Sub-Adviser shall maintain all books and records with respect to the Investment Fund's portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the Act, and shall furnish to the Investment Fund's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Sub-Adviser shall make reasonably available its employees and officers for consultation with the Trustees or officers or employees of the Manager with respect to any matter discussed herein, including, without limitation, the valuation of the Investment Fund's securities.

                  G. The Sub-Adviser or an affiliate shall provide the Investment Fund's custodian on each business day with information relating to all transactions concerning the portion of the Investment Fund's assets it manages, and shall provide the Manager with such information upon request of the Manager.

                  H. The Sub-Adviser shall keep the Investment Fund's books and records required to be maintained by the Sub-Adviser pursuant to this Agreement and shall timely furnish to the Manager all information relating to the Sub-Adviser's services hereunder needed by the Manager to keep the other books and records of the Investment Fund required by Rule 31a-1 under the Act or any successor regulation. The Sub-Adviser agrees that all records which it maintains for the Investment Fund are the property of the Investment Fund, and the Sub-Adviser will surrender promptly to the Investment Fund any of such records upon the Investment Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the Act or any successor regulation any such records as are required to be maintained by it pursuant to this Agreement.

                  I. The Sub-Adviser may rely on the authenticity, truth and accuracy of, and will be fully protected in acting upon:

                  (a) Any notice, direction, certification, approval or
                      other writing of the Manager, if evidenced by an instrument signed by the President, a Vice President, the Treasurer or the Assistant Treasurer of the Manager;

                  (b) Any copy of a resolution of the Trustees, if
                      certified by the Secretary of the Trust;

                  (c) Any notification or information provided by the
                      custodian of the assets in the Account, if evidenced by an instrument signed by an officer of the custodian;

                  (d) Any instruction reasonably believed to be genuine and
                      to be given by the Manager or the Trustees or its or their authorized delegate or by the custodian or any other investment manager.


                  J. The Sub-Adviser may rely on, and will be fully protected with respect to any action taken or omitted in reliance on, any information, statement or certificate delivered to the Sub-Adviser by the Manager or the Trustees with respect to any matter concerning the Trust


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and the operation and administration of the Account. The Sub-Adviser is expressly authorized to consult with the Manager with respect to any matters arising in the administration of the Account and to act on the advice of the Manager, provided nothing herein shall limit the full responsibility of the Sub-Adviser for the management of the assets of the Account as provided herein.

                  K. Communications from the Sub-Adviser to the Manager shall be addressed to:

                            Retirement System Investors Inc.
                            317 Madison Avenue
                            New York, New York 10017
                            Attn.:  Stephen P. Pollak
                            Executive Vice President, Counsel and Secretary


Communications to the Sub-Adviser from the Manager or the Trustees shall be addressed to the address set forth in Schedule A hereto. In the event of a change of address, communications shall be addressed to such new address as designated in a written notice from the Manager, the Trustees or the Sub-Adviser, as the case may be. All communications addressed in the above manner and by certified mail or delivered by hand shall be sufficient under this Agreement.

                  L. Unless the Manager or the Trustees instructs the Sub-Adviser otherwise in writing, the Sub-Adviser will vote proxies for securities and investments held in the Account in accordance with the Sub-Adviser's written policies for proxy voting. Manager recognizes that Sub-Adviser out-sources its proxy voting to Institutional Shareholder Services
(ISS) and has adopted and will generally vote in accordance with their policies and procedures. However, Sub-Adviser will not vote in "blocking nations" since Sub-Adviser does not believe it is in the best interest of its clients to participate in proxies where voting restricts Manager's ability to sell or otherwise dispose of their equity interest. Sub-Adviser will report on all proxies voted but will not report on instances in which voting does not occur (this applies to "blocking nations" as discussed in the preceding sentence). The Manager agrees to forward, or to instruct the custodian to forward, to the Sub-Adviser copies of all proxies and shareholder communications relating to securities and investments held in the Account. The Manager agrees that the Sub-Adviser will not be liable for failing to vote any proxies where it has not received such proxies or related shareholder communications on a timely basis. The Sub-Adviser will not be responsible for taking any action or rendering any advice with respect to any legal proceedings or bankruptcies involving the issuers of securities and investments held in the Account.

                  M. The Manager shall consider all reports, opinions, analytical surveys, financial statements, or other documents ("Reports") provided by Sub-Adviser in connection with its investment advisory and portfolio services and this Agreement as confidential. All Reports are intended only for the Manager's information and for the sole use of the Manager. The Manager expressly agrees that it will not share such reports with any third parties. The above representations shall not, however, restrict in any way the Manager's ability to exhibit such Reports to the Manager's Board of Directors, the Trust's Board of Trustees and to


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regulators. Sub-Adviser shall keep confidential information provided by Manager that is marked confidential or by the type of information or method of delivery a reasonable person would consider the information confidential. Sub-Advisor is authorized to mention Manager in its list of clients.

                  N. In connection with its duties under this Agreement, the Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the Act, the Investment Advisers Act of 1940, and other applicable federal and state laws and regulations.

                  O. All agreements hereunder will be governed by the laws of the State of New York, without reference to such State's conflict of law rules. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act, shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the Act. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is implemented, clarified or interpreted by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

                  P. No term or provision of this Agreement may be amended, modified or waived without the affirmative vote or action by written consent of the Trustees and the written agreement of the Manager and the Sub-Adviser and in accordance with the requirements of the Act.

                  Q This Agreement constitutes the entire understanding and agreement of the parties hereto.

                  R. Each provision and agreement herein defined shall be treated as separate and independent from any other provision or agreement herein, and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

6.  Electronic Delivery

    The Manager hereby consents to receiving the following (hereinafter the "Documents") via electronic mail ("e-mail") during the term of this Agreement with Sub-Adviser:

                     o account statements;
                     o Part II of Form ADV and other disclosure documents;
                     o ad-hoc financial analysis;
                     o other correspondence pertaining to the Manager's account;


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Sub-Adviser will be expected to deliver electronic correspondence to the following e-mail address:

                              jschultz@rsgroup.com


This electronic delivery will be provided by Sub-Adviser at no cost to the Manager. Manager may request to receive a hard copy of any of the Documents by contacting Sub-Advisor at (212) 297-3907.

In order for Manager to withdraw consent to receive Documents in electronic form, Manager must send signed written notice, via first class, courier or express mail, or facsimile with confirmation of transmission to the Sub-Adviser at:

                      Julius Baer Investment Management LLC
                               330 Madison Avenue
                               New York, NY 10017
                            Attention: Robert Morier


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IN WITNESS WHEREOF, the Manager and the Sub-Adviser have executed this
Agreement, effective as of the date of this Agreement first set forth above.



                                 RETIREMENT SYSTEM INVESTORS INC.

                                 By:
                                     -------------------------------------------

                                 Title: Executive Vice President, Counsel and
                                        Secretary


                                 JULIUS BAER INVESTMENT MANAGEMENT
                                 LLC

                                 By:
                                     -------------------------------------------

                                 Title:
                                        ----------------------------------------



                                 By:
                                     -------------------------------------------

                                 Title:
                                        ----------------------------------------


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



                                   SCHEDULE A


                              RSI RETIREMENT TRUST
                        INVESTMENT SUB-ADVISORY AGREEMENT


Name of Sub-Adviser:    Julius Baer Investment Management LLC

Address:                330 Madison Avenue
                        New York, NY 10017
Attention:              Hendricus Bocxe/Barney Walker

Investment Fund:        International Equity Fund

Compensation Terms:

Terms used herein shall have the meaning used in the Investment Sub-Advisory Agreement between the Manager and the Sub-Adviser ("Agreement"). The Manager agrees to pay to the Sub-Adviser, as full compensation and reimbursement for the services to be rendered pursuant to the Agreement and any expenses incurred in connection therewith, a fee at the end of each fiscal quarter of the Trust, computed by applying the following rate to that portion of the assets of the RSI Retirement Trust's portfolio managed by the Sub-Adviser:

                  Effective July 26, 2004, 0.80% on the first $20 million of assets, 0.60% on the next $20 million of assets, 0.50% on the next $60 million of assets, and 0.40% on assets in excess of $100 million.

Billing is done for each quarter on the basis of services performed during that particular quarter. The quarterly fee is calculated on the basis of the average of the asset value as of the last day of each month of each calendar quarter, equal to one-fourth of the annual rate.

If the Agreement commences on a date other than on the beginning of any such quarterly period or terminates on a date other than the end of any such quarterly period, the fee payable hereunder shall be proportionately reduced according to the number of days during such period services were not rendered by the Sub-Adviser.


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IN WITNESS WHEREOF, the parties to the Agreement have executed this Schedule A, effective as of July 26 , 2004.


                                    RETIREMENT SYSTEM INVESTORS INC.

                                    By:
                                        ----------------------------------------

                                    Title: Executive Vice President, Counsel and
                                           Secretary


                                    JULIUS BAER INVESTMENT MANAGEMENT
                                    LLC

                                    By:
                                        ----------------------------------------

                                    Title:
                                           -------------------------------------



                                    By:
                                        ----------------------------------------

                                    Title:
                                           -------------------------------------


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